News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Fourth Quarter 2017 Results
Declares Regular Quarterly Dividend

•	Fourth quarter sales down 2% versus last year, 4% in local currency+. Adjusted for impacts of 53rd week in 2016 and closure of Beauticontrol, local currency sales estimated up 3%++.

•	GAAP loss per diluted share $6.41 versus $1.55 in earnings in prior year. 2017 result includes $7.36 non-cash income tax charge related to new U.S. tax law and $0.40 from re-engineering program costs.

•	Adjusted*, diluted E.P.S. $1.59, up 10% and 6% in local currency, 6-cents above the high-end of guidance range. Net of negative 1-cent impact from exchange rates versus October guidance.

•	Board of Directors declares quarterly dividend of 68 cents per share.

Orlando, Fla., January 31, 2018 - (NYSE: TUP) Tupperware Brands Corporation today announced fourth quarter 2017 operating results.

Rick Goings, Chairman and CEO, commented, "Our local currency sales came in 1-point under our October guidance range. Overall, our top-line did accelerate on a sequential basis after adjusting for calendar shifts, in connection with having an additional week in the fourth quarter of 2016, and the closure of Beauticontrol. China's significant growth trajectory continued, while Brazil and Tupperware Mexico grew nicely, demonstrating resilience in the face of tough externals coming out of the third quarter of 2017. Adjusted earnings per share was 6-cents above the high-end of our range in local currency after a 1-cent drag from foreign exchange rates versus October guidance."

Goings continued, "Our re-engineering program to revitalize operations and improve the cost structure, primarily in Europe, continues to progress. Globally, we continue efforts to evolve our relationship-selling business model to include greater access to our powerful brands and innovative products through the use of digital tools, branded contact points and a relevant earning opportunity for our growing sales force of 3.2 million.”

Fourth Quarter Executive Summary - (Comparisons with Fourth Quarter 2016)

•
Net sales were $588.6 million, down 2% (4% local currency). On a Comparable Basis, adjusting for the impacts of the 53rd week in 2016 and the closure of Beauticontrol, local currency sales were estimated to be up 3%++. Emerging markets**, accounting for 67% of sales, were up 2% (1% local currency). On a Comparable Basis, local currency sales in the emerging markets increased 7%++. The most significant contributions to the fourth quarter growth in local currency sales were in Brazil, China and Tupperware Mexico, partially offset by India and Indonesia. Established market sales decreased 9% (14% local currency). On a Comparable Basis, local currency sales in the established markets decreased 5%++. The local currency sales decreases were most significant in France, Germany and Italy.

•
GAAP net loss and diluted loss per share were $326.5 million and $6.41, versus net income and diluted earnings per share of $79.0 million and $1.55 in 2016, respectively. "Items" in the 2017 quarter included non-cash, income tax charges related to the enactment of the new U.S. tax law of $375 million, or $7.36 per share, and pre-tax costs in connection with the Company's re-engineering program of $22 million, or $0.40 in 2017, versus $0.04 in 2016. Adjusted, diluted earnings per share of $1.59 was 10% higher (6% local currency). This was 6-cents above the high-end of the October guidance range. Versus the October guidance, there was a 1-cent negative impact on adjusted, diluted earnings per share comparison from net weaker foreign exchange rates, while there was a 5-cent benefit versus the same period in 2016.

•
Total sales force of 3.2 million was up 3%, including a 1-point negative impact from removing the Beauticontrol sales force. Average active sellers in the fourth quarter was down 3%, including a negative 3-point impact related to Beauticontrol. This was a 3-point improvement from the third quarter after adjusting for Beauticontrol.

Fourth Quarter Business Highlights - (Comparisons with Fourth Quarter 2016)

Europe: Segment sales were down 3% (10% local currency). Comparable Basis: down 5%++.

•	Emerging markets in Europe were down 2% (3% local currency), mainly in Tupperware South Africa, down 7% (10% local currency), partially offset by CIS, up 18% (13% local currency).

•
Established markets were down 4% (13% local currency), in part, due to service issues in connection with the pending closure of the French supply chain facility, most significantly in Germany, up 1% (down 9% local currency), France, down 6% (15% local currency), and Italy, down 12% (20% local currency).

Asia Pacific: Segment sales were down 2% (4% local currency). Comparable Basis: up 2%++.

•
Emerging markets in Asia Pacific were down 1% (3% local currency), reflecting sales in China, up 33% (28% local currency) on the strength of significantly more members and continued leveraging of the product portfolio, digital technologies and its 6,100 studios (11% advantage over 2016). India was down 19% (23% local currency), reflecting continued challenges with the sales force size in light of the government direct selling guidelines, along with a negative 6% impact from the goods and services tax effective in July 2017. Indonesia was down 21% (20% local currency) from fewer active sellers.

North America: Segment sales were down 7% (8% local currency), including 8-points of an impact from Beauticontrol closure. Comparable Basis: up 4%++.

•	Tupperware United States and Canada sales were down 2% (3% local currency), including a negative timing shift.

•	Tupperware Mexico sales were up 13% (10% local currency) and Fuller Mexico sales were down 1% (5% local currency), despite impacts from natural disasters at the end of the third quarter 2017.

South America: Segment sales grew 6% (10% local currency). Comparable Basis: up 16%++.

•	Brazil was up 4% (5% local currency), leveraging a 16% sales force size advantage to overcome challenges in the consumer spending environment.

•	Sales in Argentina were even with 2016 (up 16% local currency). Local currency comparison mainly reflected price increases related to the highly inflationary environment.

Revitalization Program
Under the Company’s revitalization plan announced in July 2017, it expects to incur a total of $100 to $110 million in pretax costs, of which $65 million was recorded in 2017. The Company expects to incur an additional $30 million in 2018. Cash outflows associated with the overall program are expected to total $90 to $100 million, including $13 million paid in 2017 and $70 million expected in 2018. Both the cost and cash flow are before related asset sales that could bring proceeds of up to $50 to $60 million over time. The program is expected to generate about $35 million of annualized benefits once fully implemented. Other than an increase in expected proceeds from the sale of related assets, the amounts associated with the program have not changed since it was announced. The Company realized a small benefit in 2017 and expects to realize about two-thirds of the annualized benefit in 2018. After reinvestment, a mid-teen dollar benefit is expected in 2018. In addition, there will be a $2.6 million benefit versus 2017, of not having operating losses from Beauticontrol in the first half of 2018.
U.S Tax Cuts and Jobs Act of 2017 (the "Tax Act")
In December 2017, the U.S. government enacted the Tax Act that significantly changed the U.S. corporate income tax system by, among other things, lowering the U. S. corporate income tax rate and implementing a territorial tax system. Upon enactment in the fourth quarter of 2017, the Company recorded an estimate of non-cash, income tax charges of $375 million.
The changes included in the Tax Act are broad and complex. The final transition impacts may differ from the above estimate, possibly materially, due to, among other things, changes in interpretations; legislative action, including U.S. Treasury regulations and guidance; changes in accounting standards or related interpretations; and updates or changes to estimates the Company has utilized to calculate the transition impacts, including impacts from changes to earnings estimates. A different amount than reflected in this release could be recorded related to transition impacts in the Company’s 2017 audited financial statements included in its Form 10-K expected to be filed in late February, and/or additional transition-related amounts could be recorded in the Company’s 2018 financial statements.

2018 Outlook

Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2018 full year outlook is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Mar. 31, 2018		Ended	Dec. 29, 2018		Ended
	Low	High	Apr. 1, 2017	Low	High	Dec 30, 2017

USD Sales Growth vs Prior Year	1%	3%	6%	2%	4%	2%
GAAP EPS	$0.77	$0.82	$0.93	$4.50	$4.65	($5.22)
GAAP Pre-Tax ROS	9.9%	10.4%	11.6%	13.9%	14.1%	8.2%

Local Currency+ Sales Growth vs Prior Year	(3)%	(1)%	6%	—%	2%	1%
EPS Excluding Items*	$1.01	$1.06	$1.01	$5.09	$5.24	$4.84
Pre-Tax ROS Excluding Items*	12.7%	13.1%	12.5%	15.5%	15.7%	14.6%

FX Impact on EPS Comparison (a)	$0.06	$0.06		$0.14	$0.14

(a)Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2018

•	There is a negative 1.7 and 1.4 point impact in the 2018 first quarter and full year sales comparisons, respectively, from the closure of Beauticontrol in 2017.

•	Tax rate estimated at 27.8% on a U.S. GAAP basis and 27.0% excluding items.

•	Excludes Orlando, Florida land sales and revitalization program related asset sales that may occur.

Segment Level

•
For the full year, sales are expected to be up by a mid-single digit in dollars (down 1 to 3% local currency) in Europe; up by a low-single digit in dollars (down 1 to 3% local currency) in Asia Pacific; about even in dollars (even to down 2% local currency) in North America, including a 6% negative impact from the closure of Beauticontrol; and up by a mid-single digit in dollars (11 to 13% local currency) in South America.

•
Segment profit return on sales, excluding items, is expected to be up about 1½ points in Europe, to increase a ½ point Asia Pacific, to increase almost 2 points in North America and to be about even in South America.

Dividend Declaration

The Company's Board of Directors declared today the Company's regular quarterly dividend. The dividend declared was 68 cents per share, even with the previous quarter. It is payable on April 5, 2018 to shareholders of record as of March 20, 2018.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
++ Includes the Company's assessment of the impact on the comparison of fourth quarter 2016 sales results having one additional week and the related calendar shift benefit into the first quarter, from the fourth quarter, of 2017, as well as the impact of no longer having Beauticontrol sales after the closure in the third quarter of 2017 (defined as Comparable Basis).

Fourth Quarter Earnings Conference Call

(a)
Tupperware Brands will conduct a conference call today, Wednesday, January 31, 2018, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.2 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, enactment related and ongoing impacts related to the Tax Act, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include related to sales adjustments to remove the impact of the 53rd week in the Company's 2016 fiscal calendar and the impact of the 2017 closure of Beauticontrol. On comparisons related to profit, the non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses along with asset sales related to exited businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER 2017 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q4 '16%	Restated+ Inc/(Dec) vs. Q4 '16%	g		Active Sales Force	Inc/(Dec) vs. Q4 '16%	g		Total Sales Force	Inc/(Dec) vs. Q4 '16%	g
Europe	(3)	(10)		b	102,078	4		e	823,958	10
Asia Pacific	(2)	(4)			204,719	(7)		f	1,071,492	(1)
North America	(7)	(8)	—		200,415	(11)	(2)		750,750	(6)	1
South America	6	10			141,048	12			549,485	14
Total All Units	(2)	(4)	(2)	a	648,260	(3)	—		3,195,685	3	4

Emerging Market Units
Europe	(2)	(3)		b	75,609	10		e	644,714	17
Asia Pacific	(1)	(3)			178,667	(4)			965,742	—
North America	5	2			185,818	(3)			641,523	—
South America	6	10			141,048	12			549,485	14
Total Emerging Market Units	2	1			581,142	2			2,801,464	6

Established Market Units
Europe	(4)	(13)			26,469	(11)			179,244	(9)
Asia Pacific	(7)	(8)		c	26,052	(23)		f	105,750	(8)
North America	(18)	(19)	(3)	d	14,597	(55)	5		109,227	(30)	6
South America	—	—			—	—			—	—
Total Established Market Units	(9)	(14)	(9)		67,118	(30)	(13)		394,221	(16)	(5)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a Overall the lower active sellers than local currency sales comparison reflects 5pp benefit on productivity from a 14th week in fiscal year 2016, offset by 2.8pp negative impact from Beauticontrol closure and negative 1pp related to unit mix.
b The better active sellers than local currency sales comparison for Europe reflects 6pp of unit mix, and for emerging markets a decrease in productivity in Tupperware South Africa.
c The larger active sellers than local currency sales decrease comparison for Asia Pacific in the established markets came primarily from improved productivity from TW Australia/New Zealand, and a ramp up in order size of the subscription program for NaturCare Japan prior to the completion of its integration with TW Japan in Q1 2018.
d The 8pp difference in total local currency sales versus active sellers in North America established markets, excluding Beauticontrol, relates to a decrease in productivity in Tupperware U.S. and Canada.
e The better total than active sellers comparison in Europe emerging markets, came from TW CIS and South Africa's high number of sales force additions under relatively low qualification standards.
f The worse active than total sellers comparison in Asia Pacific established markets was mainly from Nutrimetics Australia/New Zealand due to lower number of sales force managers to stimulate activity, and lower activity from NaturCare Japan as no new sales force members were added in the quarter as a result of its integration with the Tupperware Japan business in Q1 2018.
g Comparison excluding Beauticontrol amounts from last year

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	Dec 30, 2017	Dec 31, 2016	Dec 30, 2017	Dec 31, 2016
Net sales	$588.6	$600.9	$2,255.8	$2,213.1
Cost of products sold	201.6	196.7	744.6	715.0
Gross margin	387.0	404.2	1,511.2	1,498.1

Delivery, sales and administrative expense	279.8	299.7	1,162.3	1,170.8
Re-engineering and impairment charges	22.1	2.2	66.0	7.6
Impairment of goodwill	—	—	62.9	—
Gains on disposal of assets	1.8	2.2	9.1	27.3
Operating income	86.9	104.5	229.1	347.0

Interest income	0.9	1.1	2.9	3.4
Interest expense	11.4	12.7	46.1	48.8
Other expense (income), net	(0.8)	(0.7)	0.8	0.3
Income before income taxes	77.2	93.6	185.1	301.3
Provision for income taxes	403.7	14.6	450.5	77.7
Net income (loss)	$(326.5)	$79.0	$(265.4)	$223.6

Net income (loss) per common share:
Basic income (loss) per share	$(6.41)	$1.56	$(5.22)	$4.43
Diluted income (loss) per share	$(6.41)	$1.55	$(5.22)	$4.41

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	14 Weeks Ended	Reported	Restated*	Foreign	52 Weeks Ended	53 Weeks Ended	Reported	Restated*	Foreign
	Dec 30, 2017	Dec 31, 2016%		%	Exchange	Dec 30, 2017	Dec 31, 2016%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$154.7	$159.8	(3)	(10)	$11.9	$550.4	$559.4	(2)	(4)	$16.0
Asia Pacific	189.6	193.8	(2)	(4)	3.8	734.8	748.6	(2)	(1)	(3.8)
North America	129.3	138.4	(7)	(8)	3.0	541.5	548.3	(1)	(1)	(0.6)
South America	115.0	108.9	6	10	(4.8)	429.1	356.8	20	19	5.1
	$588.6	$600.9	(2)	(4)	$13.9	$2,255.8	$2,213.1	2	1	$16.7

Segment profit:
Europe	$25.1	$27.3	(8)	(14)	$2.1	$54.5	$65.3	(16)	(21)	$3.7
Asia Pacific	53.6	50.6	6	3	1.4	189.3	181.0	5	5	(0.2)
North America	17.5	17.2	2	(1)	0.5	69.7	66.1	6	6	(0.3)
South America	29.0	29.7	(2)	2	(1.3)	98.7	82.2	20	19	1.2
	125.2	124.8	—	(2)	2.7	412.2	394.6	5	3	4.4

Unallocated expenses	(17.2)	(19.6)	(12)	(11)	0.1	(64.1)	(67.6)	(5)	(5)	0.1
Gains on disposal of assets	1.8	2.2	(18)	(18)	—	9.1	27.3	(67)	(67)	—
Re-engineering and impairment charges	(22.1)	(2.2)	+	+	—	(66.0)	(7.6)	+	+	—
Impairment of goodwill	—	—	—	—	—	(62.9)	—	+	+	—
Interest expense, net	(10.5)	(11.6)	(9)	(9)	—	(43.2)	(45.4)	(5)	(5)	—
Income before taxes	77.2	93.6	(18)	(20)	2.8	185.1	301.3	(39)	(39)	4.5
Provision for income taxes	403.7	14.6	+	+	0.7	450.5	77.7	+	+	1.1
Net income (loss)	$(326.5)	$79.0	—	—	$2.1	$(265.4)	$223.6	—	+	$3.4

Net income (loss) per share (diluted)	$(6.41)	$1.55	—	—	$0.05	$(5.22)	$4.41	+	—	$0.06

Weighted average number of diluted shares	51.0	50.8				50.8	50.7

* 2017 actual compared with 2016 translated at 2017 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Dec 30, 2017				14 Weeks Ended Dec 31, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$25.1	$—		$25.1	$27.3	$2.1	$0.2	b	$29.6
Asia Pacific	53.6	0.5	a, f	54.1	50.6	1.4	0.6	a,b	52.6
North America	17.5	4.1	a,b,h	21.6	17.2	0.5	2.6	a,b	20.3
South America	29.0	3.4	a,c	32.4	29.7	(1.3)	0.2	a,c	28.6
	125.2	8.0		133.2	124.8	2.7	3.6		131.1

Unallocated expenses	(17.2)	(0.6)	b	(17.8)	(19.6)	0.1	0.9	b	(18.6)
Gains on disposal of assets	1.8	(1.8)	d	—	2.2	—	(2.2)	d	—
Re-engineering and impairment charges	(22.1)	22.1	e	—	(2.2)	—	2.2	e	—
Interest expense, net	(10.5)	—		(10.5)	(11.6)	—	—		(11.6)
Income before taxes	77.2	27.7		104.9	93.6	2.8	4.5		100.9
Provision for income taxes	403.7	(380.3)	j	23.4	14.6	0.7	9.8	j	25.1
Net income (loss)	$(326.5)	$408.0		$81.5	$79.0	$2.1	$(5.3)		$75.8

Net income (loss) per share (diluted)	$(6.41)	$8.00		$1.59	$1.55	$0.05	$(0.10)		$1.50

	52 Weeks Ended Dec 30, 2017				53 Weeks Ended Dec 31, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$54.5	$1.2	b,f	$55.7	$65.3	$3.7	$0.5	a,b	$69.5
Asia Pacific	189.3	1.9	a,f	191.2	181.0	(0.2)	1.9	a,b	182.7
North America	69.7	13.1	a,b,h	82.8	66.1	(0.3)	7.6	a,b	73.4
South America	98.7	8.1	a,c	106.8	82.2	1.2	4.6	a,c	88.0
	412.2	24.3		436.5	394.6	4.4	14.6		413.6

Unallocated expenses	(64.1)	(0.6)	b	(64.7)	(67.6)	0.1	0.7	b,i	(66.8)
Gains on disposal of assets	9.1	(9.1)	d	—	27.3	—	(27.3)	d	—
Re-engineering and impairment charges	(66.0)	66.0	e	—	(7.6)	—	7.6	e	—
Impairment of goodwill	(62.9)	62.9	g	—	—	—	—		—
Interest expense, net	(43.2)	—		(43.2)	(45.4)	—	—		(45.4)
Income before taxes	185.1	143.5		328.6	301.3	4.5	(4.4)		301.4
Provision for income taxes	450.5	(370.2)	j	80.3	77.7	1.1	(3.3)	j	75.5
Net income (loss)	$(265.4)	$513.7		$248.3	$223.6	$3.4	$(1.1)		$225.9

Net income (loss) per share (diluted)	$(5.22)	$10.06		$4.84	$4.41	$0.06	$(0.02)		$4.45
* 2017 actual compared with 2016 translated at 2017 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $3.3 million and $7.4 million in the fourth quarter and year-to-date periods of 2017, respectively, and $0.1 million and $4.3 million in the fourth quarter and year-to-date periods of 2016, respectively. These amounts are related to expense from re-measuring bolivar denominated net monetary assets, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income, and in 2017 a write-down of inventory reflecting its lower fair market value based in the most recent devaluation.
d Gains on disposal of assets in 2017 relates to an insurance settlement, sale of assets and transactions related to land held near the Orlando, FL headquarters, and in 2016 to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges related mainly to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well as in 2017 the costs associated with the closure of Beauticontrol, the pending closure of the French manufacturing facility and a fixed asset impairment in Venezuela related to currency devaluation.
f Write-off of inventory associated with closing units.
g Impairment of goodwill of Fuller Mexico.
h Beauticontrol loss during wind-down period and inventory write-off.
i Other income from real estate related operations in 2016.
j Provision for income taxes represents the net tax impact of adjusted amounts, as well as the impact of implementing the U.S. tax reform.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	52 Weeks Ended	53 Weeks Ended
	December 30, 2017	December 31, 2016
Operating Activities:
Net cash provided by operating activities	$217.0	$238.6

Investing Activities:
Capital expenditures	(72.3)	(61.6)
Proceeds from disposal of property, plant & equipment	14.7	35.9
Net cash used in investing activities	(57.6)	(25.7)

Financing Activities:
Dividend payments to shareholders	(139.5)	(138.8)
Repurchase of common stock	(2.5)	(1.7)
Repayment of long-term debt and capital lease obligations	(2.0)	(2.2)
Net change in short-term debt	15.6	(52.0)
Proceeds from exercise of stock options	11.8	0.8
Excess tax benefits from share-based payment arrangements	—	0.6
Net cash used in financing activities	(116.6)	(193.3)

Effect of exchange rate changes on cash and cash equivalents	8.1	(6.2)
Net change in cash and cash equivalents	50.9	13.4
Cash and cash equivalents at beginning of year	93.2	79.8
Cash and cash equivalents at end of period	$144.1	$93.2

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 30, 2017	Dec 31, 2016
Assets:
Cash and cash equivalents	$144.1	$93.2
Other current assets	486.4	452.1
Total current assets	630.5	545.3

Property, plant and equipment, net	278.2	259.8
Other assets	389.4	782.7
Total assets	$1,298.1	$1,587.8

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$133.0	$105.9
Accounts payable and other current liabilities	462.4	441.7
Total current liabilities	595.4	547.6

Long-term debt	605.1	606.0
Other liabilities	214.1	221.4
Total shareholders' equity	(116.5)	212.8
Total liabilities and shareholders' equity	$1,298.1	$1,587.8

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 31, 2018
(UNAUDITED)

	First Quarter	First Quarter
(In millions, except per share data)	2017 Actual	2018 Outlook
		Range
		Low	High
Income before income taxes	$64.2	$55.6	$59.3

Income tax	$16.8	$16.1	$17.1
Effective Rate	26%	29%	29%

Net Income (GAAP)	$47.4	$39.5	$42.2

% change from prior year		(17)%	(11)%

Adjustments(1):
Gains on disposal of assets	(0.1)	—	—
Re-engineering and pension settlements	3.1	13.4	13.4
Net impact of Venezuelan bolivar devaluations	0.2	—	—
Acquired intangible asset amortization	1.9	1.9	1.9
Income tax(2)	(0.8)	(3.1)	(3.0)
Net Income (adjusted)	$51.7	$51.7	$54.5

Exchange rate impact(3)	2.9	—	—
Net Income (adjusted and 2017 restated for currency changes)	$54.6	$51.7	$54.5

% change from prior year		(5)%	—%

Net income (GAAP) per common share (diluted)	$0.93	$0.77	$0.82

% change from prior year		(17)%	(12)%

Net Income (adjusted) per common share (diluted)	$1.01	$1.01	$1.06

Net Income (adjusted & restated) per common share (diluted)	$1.07	$1.01	$1.06

% change from prior year		(6)%	(1)%

Average number of diluted shares (millions)	51.0	51.4	51.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2017 actual and 2017 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 31, 2018
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2017 Actual	2018 Outlook
		Range
		Low	High
Income before income taxes	$185.1	$320.6	$331.2

Income tax	$450.5	$89.2	$92.0
Effective Rate	243%	28%	28%

Net Income, (loss) (GAAP)	$(265.4)	$231.4	$239.2

Adjustments(1):
Gains on disposal of assets	$(9.1)	$—	$—
Purchase accounting intangibles impairment	62.9	—	—
Re-engineering and pension settlements	74.4	29.9	29.9
Net impact of Venezuelan bolivar devaluations	7.4	—	—
Acquired intangible asset amortization	7.9	7.6	7.6
Income tax(2)	370.2	(7.5)	(7.5)
Net Income (adjusted)	$248.3	$261.4	$269.2

Exchange rate impact(3)	7.1	—	—
Net Income (adjusted and 2017 restated for currency changes)	$255.4	$261.4	$269.2

% change from prior year		2%	5%

Net income, (loss) (GAAP) per common share (diluted)	$(5.22)	$4.50	$4.65

Net Income (adjusted) per common share (diluted)	$4.84	$5.09	$5.24

Net Income (adjusted & restated) per common share (diluted)	$4.98	$5.09	$5.24

% change from prior year		2%	5%

Average number of diluted shares (millions)	51.3	51.4	51.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as $375 million impact from adoption of new tax law in the United States.
(3) Difference between 2017 actual and 2017 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
December 30, 2017
Adjusted EBITDA:
Net income	$(265.4)
Add:
Depreciation and amortization	60.5
Gross interest expense	46.1
Provision for income taxes	450.5
Equity compensation	22.6
Pre-tax re-engineering and impairment charges	69.1
Other non-cash extraordinary, unusual or non-recurring charges	57.4
Deduct:
Cash paid for re-engineering	(12.6)
Gains on land sales, insurance recoveries, etc.	(9.1)
Total Adjusted EBITDA	$419.1

Consolidated total debt	$738.1
Divided by adjusted EBITDA	419.1
Debt to Adjusted EBITDA Ratio	1.76

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.